Filed Pursuant to Rule 424(b)(3)

Registration No. 333-139181

PROSPECTUS SUPPLEMENT NO. 3

(TO PROSPECTUS DATED DECEMBER 7, 2006)

$425,000,000

JDS Uniphase Corporation

1% Senior Convertible Notes due 2026

Shares of Common Stock Issuable Upon Conversion of the Notes

This prospectus supplements the prospectus dated December 7, 2006 relating to the resale by the selling securityholders named in the prospectus and in this prospectus supplement of up to $425 million aggregate principal amount of our 1% Senior Convertible Notes due 2026 and the common stock issuable upon conversion of the notes.

This prospectus supplement should be read in conjunction with the prospectus dated December 7, 2006, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given them in the prospectus.

Our common stock is listed on the Nasdaq Global Market under the symbol “JDSU.” On February 2, 2007, the last reported sales price of our common stock on the Nasdaq Global Market was $16.49 per share.

INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 7 OF THE PROSPECTUS DATED DECEMBER 7, 2006.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is February 5, 2007.

SELLING SECURITYHOLDERS

The following represents additional selling securityholders for the table appearing in the “Selling Securityholders” section of the prospectus dated December 7, 2006. Any information that appears below relating to a selling securityholder listed in the prospectus dated December 7, 2006, shall amend and supersede the information relating to such selling securityholder in the table appearing in the “Selling Securityholders” section of the prospectus dated December 7, 2006.

Name	Aggregate Principal Amount of Notes Beneficially Owned That May be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock That May be Sold***	Other Shares of Common Stock Beneficially Owned Before the Offering and Assumed to be Owned Following the Offering		Percentage of Common Stock Outstanding****
Alcon Laboratories	$522,000	**	17,227	—		—
Alexandra Global Master Fund Ltd.	$10,000,000	2.35%	330,030	—		—
Aristeia International Limited	$17,327,000	4.08%	571,842	—		—
Aristeia Partners L.P.	$2,673,000	**	88,217	—		—
Arlington County Employees Retirement System	$749,000	**	24,719	—		—
Attorney’s Title Insurance Fund	$75,000	**	2,475	—		—
Boilermakers Blacksmith Pension Trust	$1,280,000	**	42,243	—		—
British Virgin Island Social Security Board	$173,000	**	5,709	—		—
Citigroup Global Markets Inc.*	$40,000,000	9.41%	1,320,120	22,697	(1)	—
City University of New York (CUNY)	$150,000	**	4,950	—		—
Credit Suisse Securities LLC*	$4,500,000	1.06%	148,513	—		—
Delta Airlines Master Trust	$275,000	**	9,075	—		—
Eaglerock Institutional Partners, L.P.	$3,425,000	**	113,035	63,000		—
Eaglerock Master Fund, L.P.	$3,425,000	**	113,035	42,000		—
FPL Group Employees Pension Plan	$525,000	**	17,326	—		—
GMIMCO Trust	$800,000	**	26,402	—		—
Grady Hospital Foundation	$143,000	**	4,719	—		—
Independence Blue Cross	$412,000	**	13,597	—		—
ING Equity Income Fund*	$2,000,000	**	66,006	—		—
JMG Capital Partners, LP	$11,850,000	2.79%	391,085	186,617	(2)	—
JMG Triton Offshore Fund, Ltd.	$11,850,000	2.79%	391,085	186,617	(2)	—
JP Morgan Securities Inc. (3)	$655,000	**	21,616	273,506		—
LDG Limited	$1,019,000	**	33,630	—		—
Morgan Stanley Fundamental Value Fund*	$500,000	**	16,501	—		—
MSS Convertible Arbitrage I Fund	$43,000	**	1,419	—		—
Nader Tavakoli	$650,000	**	21,451	—		—
Occidental Petroleum Corporation	$335,000	**	11,056	—		—
Plexus Fund Limited	$7,500,000	1.76%	247,522	—		—
Promutual	$946,000	**	31,220	—		—

Name	Aggregate Principal Amount of Notes Beneficially Owned That May be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock That May be Sold***	Other Shares of Common Stock Beneficially Owned Before the Offering and Assumed to be Owned Following the Offering	Percentage of Common Stock Outstanding****
Sandelman Partners Multi-Strategy Master Fund Ltd.	$62,500,000	14.71%	2,062,687	—	—
San Francisco City and County ERS	$1,482,000	**	48,910	—	—
Steelhead Pathfinder Master, L.P.	$1,600,000	**	52,804	—	—
The Police and Fire Retirement System of the City of Detroit	$450,000	**	14,851	—	—
TQA Master Fund, Ltd.	$6,966,000	1.65%	230,888	—	—
TQA Master Plus Fund, Ltd.	$3,700,000	**	122,111	—	—
Trustmark Insurance Company	$238,000	**	7,854	—	—
UIF Equity and Income Fund*	$1,100,000	**	36,303	—	—
US Allianz Equity Income Fund*	$400,000	**	13,201	—	—
Van Kampen Equity and Income Fund*	$34,000,000	8.00%	1,122,102	—	—
Wachovia Capital Markets LLC*	$2,000,000	**	66,006	—	—
Zurich Institutional Benchmarks Master Fund Ltd.	$2,315,000	**	76,401	—	—

*	The selling securityholders identified with an asterisk have identified that they are, or are affiliates of, registered broker-dealers. These selling securityholders have represented that they acquired their securities in the ordinary course of business and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. To the extent that we become aware that any such selling securityholders did not acquire its securities in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus supplement is a part to designate such person as an “underwriter” within the meaning of the Securities Act of 1933.
**	Represents less than 1% of the outstanding 1% Senior Convertible Notes due 2026 (the “Notes”).
***	Represents the maximum number of common stock issuable upon conversion of all of the holder’s Notes at the initial conversion rate of 33.003 shares of common stock per $1,000 principal amount of the Notes. This conversion rate is subject to adjustment as described in the prospectus under “Description of Notes.” As a result, the number of shares of common stock issuable upon conversion of the Notes may change in the future.
****	Calculated based on Rule 13d-3 of the Securities Exchange Act of 1934, using 205,371,847 shares of common stock outstanding as of February 2, 2007. In calculating these percentages for each holder of Notes, we also treated as outstanding that number of shares of common stock issuable upon conversion of that holder’s Notes. However, we did not assume the conversion of any other holder’s Notes. Based on the 205,371,847 shares of common stock outstanding as of February 2, 2007, unless otherwise noted, none of these selling securityholders would beneficially own 1% or more of the outstanding shares of common stock following the sale of securities in the offering.
(1)	Consists of $897,000 aggregate principal amount of our Zero Coupon Senior Convertible Notes due 2010. The 22,697 shares of our common stock beneficially owned by Citigroup Global Markets Inc. was calculated based on an initial conversion rate of 25.304 shares per $1,000 principal amount of the Zero Coupon Senior Convertible Notes due 2010.
(2)	Consists of $7,375,000 aggregate principal amount of our Zero Coupon Senior Convertible Notes due 2010. The 186,617 shares of our common stock beneficially owned by this selling securityholder was calculated based on an initial conversion rate of 25.304 shares per $1,000 principal amount of the Zero Coupon Senior Convertible Notes due 2010.
(3)	JP Morgan Securities Inc. was an initial purchaser of the Notes in a private placement in May 2006 and in connection with the closing of the related option to purchase additional Notes in June 2006.